Mail Stop 3720

      							February 28, 2006

Via U.S. Mail and Fax (412- 820-1530)
Mr. Samuel C. Knoch
Chief Financial Officer
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024


	Re:	Tollgrade Communications, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 3, 2005

      Form 10-Q for Fiscal Quarter Ended September 24, 2005

		File No. 0-27312

Dear Mr. Knoch:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1







UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE